EXHIBIT 99.1

FOR IMMEDIATE RELEASE CONTACT: PAUL VITEK, CFO

(972) 401-0090

Release #03-04

CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (April 21, 2003) -- CARBO Ceramics Inc., a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, announced first quarter net income of $5.7 million, or $0.37 per share (on a diluted basis), on revenues of $38.5 million for the quarter ended March 31, 2003. For the quarter ended March 31, 2002, net income was $5.0 million, or $0.33 per share (on a diluted basis), on revenues of $29.3 million. While the U.S. natural gas rig count for the first quarter of 2003 increased 11 percent compared to the first quarter of 2002, the company's revenues increased 31 percent and net income increased 14 percent versus the same period in 2002.

For the first quarter of 2003, sales volume was 131 million pounds, an increase of 23 percent versus the previous year's first quarter. Driven by the increase in natural gas drilling activity, domestic sales volume increased 17 percent versus the first quarter of 2002 while shipments to Canada rose 20 percent compared to the same period. Following weak overseas international shipments in last year's first quarter, shipments outside of North America increased 92 percent, to nearly 18 million pounds, in the same period this year. The average selling price for the company's ceramic proppant declined approximately one percent in the first quarter compared to the same period a year ago.

The company's first quarter gross profit margin of 39 percent decreased from 40 percent for the first quarter of 2002 and 41 percent for the full year 2002. The decrease was due to lower production rates attributable to the startup of expansion projects at the company's McIntyre, Georgia and New Iberia, Louisiana facilities and higher natural gas prices, particularly in March of 2003. Selling, general and administrative expenses increased by $2.0 million, or 53 percent versus the first quarter of 2002. The increase in these expenses was due to variable expenses associated with higher sales volumes, an increase in the company's marketing, business development and research activities, as well as expenses of Pinnacle Technologies, Inc., which the company acquired in May of 2002.

The company also announced that the startup of its new facility in Luoyang, China is substantially complete. In March, the plant operated at nearly 70 percent of its design capacity and the first commercial shipment of product from the plant took place during the first quarter.

Dr. C. Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "We are encouraged by both the increase in North American natural gas drilling activity and the recovery in our international shipments compared to this time a year ago. Our first quarter operating results are strong despite the impact of higher natural gas prices on our manufacturing operations. We expect the continued strength of natural gas prices to result in higher levels of drilling activity and an increased demand for our products. We have begun to see the impact of the expansion activities that were completed in recent months and we are in an excellent position to respond to the expected increase in demand."

As previously announced, a conference call to discuss the company's first quarter results has been scheduled for today at 10:00 a.m. central time. To participate in the call, dial (913) 981-5571 and refer to confirmation code 319489. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com.

CARBO Ceramics Inc. is based in Irving, Texas.

CARBO Ceramics First Quarter Earnings Release

April 21, 2003

This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

	Three Months Ended March 31
	2003	2002
	(In thousands except per share data)
Revenues	$ 38,538	$ 29,311
Operating expenses:
Cost of sales	23,459	17,633
Selling, general & administrative	5,882	3,847
Start-up costs	80	43
Total operating expenses	29,421	21,523
Operating income	9,117	7,788
Net interest income	37	156
Other, net	(45)	12
Income before income taxes	9,109	7,956
Income taxes	3,399	2,927
Net income	$ 5,710	$ 5,029

Earnings per share:
Basic	$0.37	$0.34
Diluted	$0.37	$0.33

Average shares outstanding:
Basic	15,487	14,985
Diluted	15,620	15,098

Depreciation and amortization	$ 2,345	$ 1,736

Selected Balance Sheet Information
	Mar. 31, 2003	Dec. 31, 2002
	($ in thousands)
Total current assets	$ 64,169	$ 64,867
Property, plant and equipment, net	113,396	111,797
Other assets, net	23,071	22,946
Total assets	200,636	199,610
Total current liabilities	14,398	17,940
Deferred income taxes	13,089	13,085
Shareholders' equity	173,149	168,585
Total liabilities and shareholders' equity	200,636	199,610